Exhibit 4.3

PROCERA NETWORKS, INC.

INDUCEMENT GRANT

STOCK OPTION GRANT NOTICE

Procera Networks, Inc. (the “Company”) hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Option Agreement.

Optionholder:	[	]
Date of Grant:	[	]
Vesting Commencement Date:	[	]
Number of Shares Subject to Option:	[	]
Exercise Price Per Share:	[	]
Total Exercise Price:	[	]
Expiration Date:	[	][1]

Type of Grant:	☐ Incentive Stock Option	☑ Nonstatutory Stock Option

Exercise Schedule:	☑ Same as Vesting Schedule

Vesting Schedule:	25% of the shares shall vest on the first anniversary of the Vesting Commencement Date; the balance of the shares shall vest in a series of thirty-six (36) successive equal monthly installments thereafter so that the option shall be fully vested on the fourth anniversary of the Vesting Commencement Date, subject to the Optionholder’s Continuous Service through such time.

Payment:	By cash or check

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Option Agreement. The undersigned hereby represents that the undersigned was not previously an Employee or Director of the Company, and that this option grant is a material inducement to the undersigned’s decision to enter into the employment of a subsidiary of the Company. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of the following agreement only: [Describe employment or other agreements].

PROCERA NETWORKS, INC.	OPTIONHOLDER:

By:
Signature	Signature
Name /Title:	Date:

Date:

[1]	Subject to earlier termination, as provided in the Option Agreement.

PROCERA NETWORKS, INC.

INDUCEMENT GRANT

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement dated [            ], 2013, Procera Networks, Inc. (the “Company”) has granted you an inducement option to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice.

The details of your option are as follows:

1. CAPITALIZED TERMS. As used in this Option Agreement, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to this Option Agreement after the date of this Option Agreement without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d) “Cause” means the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) your gross misconduct; or (vi) any other conduct that would constitute just cause under the common law. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of this Option Agreement shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose. Notwithstanding the foregoing or any other provision of this Option Agreement, the definition of Cause (or any analogous term) in an individual written agreement between the Company or any Affiliate and

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you shall supersede the foregoing definition with respect to options subject to such agreement; provided, however, that if no definition of Cause or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions, the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction, or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(f) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

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Notwithstanding the foregoing or any other provision of this Option Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and you shall supersede the foregoing definition with respect to your option; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 4.

(i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of this Option Agreement. Notwithstanding the foregoing, a person is treated as a Consultant under this Option Agreement only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(j) “Continuous Service” means that your service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which you render such service; provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not, by itself, terminate your Continuous Service; provided, however, if the Entity for which you are rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, your Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent you, upon a change in capacity of service, cease to provide service at a rate of more than 20% of your rate of service (immediately prior to the change in capacity), you may be deemed to have suffered a termination of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, and except as otherwise required by applicable law or as otherwise determined by the Company, a leave of absence shall be treated as Continuous Service for purposes of vesting in this Option Agreement only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Director” means a member of the Board.

(m) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of this Option Agreement.

(n) “Entity” means a corporation, partnership, limited liability company or other entity.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company; (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of this Option Agreement, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(q) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business

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relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(r) “Officer” means any person designated by the Company as an officer; provided, however, that at any time that any class of the equity securities of the Company is registered pursuant to Section 12 of the Exchange Act, “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(t) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(u) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(v) “Securities Act” means the Securities Act of 1933, as amended.

(w) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

2. PURPOSE; ELIGIBILITY. The purpose of this Option Agreement is to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company as Employees by affording such individuals an opportunity to acquire a proprietary interest in the Company. You are only eligible to receive your option to the extent that you were not previously an Employee or Director, or you are returning to the employment of the Company following a bona-fide period of non-employment, and (ii) the grant of your option is a material inducement to your decision to enter into the employment of the Company.

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3. ADMINISTRATION. The Board shall administer this Option Agreement unless and until the Board delegates administration of this Option Agreement to a Committee or Committees, as provided in Section 4. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Board shall have the power, subject to, and within the limitations of, the express provisions of this Option Agreement:

(a) To construe and interpret this Option Agreement and your option, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Option Agreement fully effective. If the Board determines that the terms of your Grant Notice do not reflect the appropriate exercise price on the appropriate date of grant in accordance with the requirements of this Option Agreement, your Grant Notice shall be automatically corrected to reflect the appropriate price or other terms provided for under this Option Agreement, as determined by the Board, without the need for your consent; provided, however, that no such correction shall result in a direct or indirect reduction in the exercise price of your option.

(b) To settle all controversies regarding this Option Agreement.

(c) To accelerate the time at which your option may first be exercised or the time during which such option or any part thereof will vest in accordance with this Option Agreement, notwithstanding the provisions in this Option Agreement stating the time at which it may first be exercised or the time during which it will vest.

(d) To effect, at any time and from time to time, subject to stockholder approval to the extent required by applicable law or determined by the Board to be necessary or desirable for any reason (including but not limited to the satisfaction of listing requirements on a stock exchange), (i) the reduction of the exercise price of your option; (ii) the cancellation of this Option Agreement and the grant in substitution therefor of (A) a new Option Agreement covering the same or different number of shares of Common Stock, (B) cash, and/or (C) other valuable consideration as determined by the Board in its sole discretion; or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

(e) To amend the terms of this Option Agreement, including, but not limited to, amendments to provide terms more favorable than previously provided in this Option Agreement, subject to any specified limits in this Option Agreement that are not subject to Board discretion; provided, however, that, the rights under this Option Agreement shall not be impaired by any such amendment unless (i) the Company requests your consent, and (ii) you consent in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without your consent, the Board may amend the terms of this Option Agreement, or correct any clerical errors, if necessary to bring your option into compliance with Section 409A of the Code and the related guidance thereunder.

(f) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of this Option Agreement.

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4. DELEGATION TO COMMITTEE. The Board may delegate some or all of the administration of this Option Agreement to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Option Agreement, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Option Agreement to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Option Agreement, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer this Option Agreement with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

5. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice; provided that vesting will cease upon the termination of your Continuous Service. The termination of vesting will apply regardless of whether you are entitled to a period of notice of termination which would otherwise permit a greater portion of your option to vest or be exercised. Without limiting the generality of the foregoing, termination and the expiry of the period within which your option will vest and may be exercised shall be based upon the last day of Continuous Service to the Company (and specifically does not include any period of notice that the Company may be required to provide to you).

6. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

7. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

8. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice.

9. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

10. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and

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you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

11. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause or death; provided that if during any part of such three (3)-month period you may not exercise your option solely because of the conditions set forth Section 10, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(d) the Expiration Date indicated in your Grant Notice; or

(e) the day before the tenth (10th) anniversary of the Date of Grant.

12. Exercise.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as necessary to permit compliance with NASD Rule 2711 and similar or successor regulatory rules and regulations (the “Lock-Up Period”); provided, however, that nothing contained in this Section 12(c) shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver

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such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 12(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

13. TRANSFERABILITY.

(a) Restrictions on Transfer. Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit transfer of your options in a manner that is not prohibited by applicable tax and securities laws upon your request.

(b) Domestic Relations Orders. Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order.

(c) Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect option exercises, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In the absence of such a designation, the executor or administrator of your estate shall be entitled to exercise your option.

14. RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right. The Company’s right of first refusal shall expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system.

15. RIGHT OF REPURCHASE. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

16. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

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17. COVENANTS OF THE COMPANY.

(a) During the terms of this Option Agreement, the Company shall keep available at all times the number of shares of Common Stock required to satisfy this Option Agreement.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over this Option Agreement such authority as may be required to grant this Option Agreement and to issue and sell shares of Common Stock upon exercise of this Option Agreement; provided, however, that this undertaking shall not require the Company to register under the Securities Act this Option Agreement or any Common Stock issued or issuable pursuant to this Option Agreement. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Option Agreement, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of this Option Agreement or make payments of cash or other property in settlement of this Option Agreement unless and until such authority is obtained. You shall not be eligible for the subsequent issuance of Common Stock pursuant to this Option Agreement if such issuance would be in violation of any applicable securities laws.

(c) The Company shall have no duty or obligation to you to advise you as to the time or manner of exercising or settling this Option Agreement. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise you of a pending termination or expiration of this Option Agreement or a possible period in which this Option Agreement may not be exercised. The Company has no duty or obligation to minimize the tax consequences of this Option Agreement to you.

18. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) The Company shall have no right to retain or withhold any shares of the Common Stock otherwise required to be delivered to you in order to satisfy any tax withholding obligations. You shall not be permitted to satisfy any tax withholding obligations relating to the exercise of your option by delivering shares of the Common Stock or by electing to have the Company withhold a portion of such shares otherwise required to be delivered to you upon exercise of your option. Notwithstanding the preceding, if you so elect and the Company in its sole discretion agrees, the Company may redeem for cash a portion of your option and apply the cash on your behalf in satisfaction of the tax withholding obligation attributable to the exercise of your option. If you make such an election and the Company has agreed with any such election, then the Company further covenants that it will elect pursuant to subsection 110(1.1) of the Income Tax Act (Canada) and any similar legislation of a Canadian province (the “Tax Act”) in prescribed form and in prescribed manner in respect of the exercise of your option for which

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you are entitled to a deduction under subsection 110(1)(d) of the Tax Act, that neither the Company nor any person who does not deal at arm’s length (within the meaning of the Tax Act) with the Company, will deduct in computing income for the purposes of the Tax Act any amount (other than designated amounts permitted under the Tax Act) in respect of a payment made to you in consideration for the surrender of your option. The Company will provide you with evidence in writing of such election.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

19. DEFERRALS. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of your option may be deferred and may establish programs and procedures for deferral elections to be made by you. Deferrals by you will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while you are still an employee. The Board is authorized to make deferrals of your option and determine when, and in what annual percentages, you may receive payments, including lump sum payments, following your termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of this Option Agreement and in accordance with applicable law.

20. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) DISSOLUTION OR LIQUIDATION. In the event of a dissolution or liquidation of the Company, your option (other than any portion of your option consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reaquired by the Company notwithstanding the fact that you are providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all of your option to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent your option has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(b) CORPORATE TRANSACTION. The following provisions shall apply to your option in the event of a Corporate Transaction unless otherwise provided in any other applicable written agreement between the Company or any Affiliate and you. In the event of a Corporate Transaction, then, notwithstanding any other provision of this Option Agreement, the Board shall take one or more of the following actions with respect your option, contingent upon the closing or completion of the Corporate Transaction:

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(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue your option or to substitute a similar award for your option (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to your option to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting of your option (and, if applicable, the time at which your option may be exercised or settled) to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with your option terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction;

(iv) arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to your option;

(v) cancel or arrange for the cancellation of your option, to the extent not vested or not exercised or settled prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) the payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property you would have received upon the exercise or settlement of your option, over (B) any exercise or purchase price payable by you in connection with such exercise or settlement.

Notwithstanding the foregoing, in the event of a Corporate Transaction where the Board has provided for the cancellation of your option in exchange for a cash or other non-Common Stock payment, your option shall not be cancelled in this manner unless you so elect and the Company in its sole discretion agrees. If you make such an election and the Company has agreed with any such election, then the Company furthers covenant that it will elect pursuant to subsection 110(1.1) of the Tax Act in prescribed form and in prescribed manner in respect of the exercise of your option is entitled to a deduction under subsection 110(1)(d) of the Tax Act, that neither the Company nor any person who does not deal at arm’s length (within the meaning of the Tax Act) with the Company, will deduct in computing income for the purposes of the Tax Act any amount (other than designated amounts permitted under the Tax Act) in respect of a payment made to you in consideration for the surrender of your option. The Company will provide you with evidence in writing of such election.

(c) Change in Control. Your option may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in any applicable written agreement between the Company or any Affiliate and you. Your option

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may vest as to all or any portion of the shares subject to your option (i) immediately upon the occurrence of a Change in Control, whether or not your option is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event your Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

21. STOCKHOLDER RIGHTS. You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Option Agreement unless and until (a) you have satisfied all requirements for exercise or settlement of your option pursuant to its terms, and (b) the issuance of the Common Stock pursuant to such exercise or settlement has been entered into the books and records of the Company.

22. INVESTMENT ASSURANCES. The Company may require you, as a condition of exercising or acquiring Common Stock under your option, (a) to give written assurances satisfactory to the Company as to your knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that you are capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising your option; and (b) to give written assurances satisfactory to the Company stating that you are acquiring Common Stock subject to your option for your own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under your option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Option Agreement as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

23. NOTICES. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

24. CHOICE OF LAW. The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Option Agreement, without regard to that state’s conflict of laws rules.

25. ELECTRONIC DELIVERY. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

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INDUCEMENT GRANT

NOTICE OF EXERCISE

PROCERA NETWORKS, INC.

4121 CLIPPER COURT

FREMONT, CA 94538

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):		Incentive ☐		Nonstatutory ☑

Stock option dated:

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$		$

Cash, check, bank draft or money order delivered herewith:	$		$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of this option, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option,.

I acknowledge that I have been advised by you that my participation in this option is voluntary and I am under no obligation to exercise my rights granted hereunder, and I am exercising such rights hereunder on such basis.

Very truly yours,